Exhibit 10.10

TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT (“Agreement”) dated as of February 26, 2010 (“Effective Date”), is entered into between Introgen Research Institute, Inc., a Delaware corporation, (“IRI” or “Licensor”) and P53, Inc., a Delaware corporation (“P53” or “Licensee”). BACKGROUND

A. A Patent and Technology License Agreement (“the MDA License”) dated July 20, 1994 was entered into by the Board of Regents of the University of Texas System (“BOARD”), The University of Texas M.D. Anderson Cancer Center (“MDA’’) and Introgen Therapeutics, Inc. (then known as Intron Therapeutics, Inc. and referred to herein as “Introgen”). The MDA License was amended by five separate written amendments.

B. The MDA License includes, pursuant to the Third Amendment thereto, the patent described as U.S Patent Application No. 09/575,473, together with all foreign counterparts thereof claiming priority thereto, to the extent they remain valid and in effect (herein referred to as the “INRP 083 Patents”).

C. Introgen sublicensed the INRP 083 Patents to IRI under a Technology Sublicense Agreement between Introgen and IRI dated March 7, 2007 attached as Exhibit A (the “Introgen-IRI License”). IRI’s sublicense to the INRP 083 Patent became exclusive when Introgen abandoned its rights to such patent on or about June 5, 2009, as confirmed by the order of the United States Bankruptcy Court for the Western District of Texas, entered in Case No. 08-12,442 CAG.

D. P53 desires to obtain an exclusive license to develop and commercially exploit the INRP 083 Patents in the Field (defined below), and IRI desires to grant such license to P53, upon the terms and conditions set forth herein.

The Parties hereby agree as follows:

Article 1: Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

1.1	“Affiliate(s)” shall mean, with respect to a Party, an entity or association that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control of the Party (other than the rother Party, as applicable). For purposes of this definition, the term “control” shall mean the ownership of more than fifty (50) percent of the voting rights in any entity or association.

1.2

“Confidential Information” shall mean all information that relates to any or all of the Patents, or to the intellectual property rights, proprietary information and materials, business, plans, affairs or activities of Licensor. Confidential Information may be disclosed or revealed to Licensee orally, visually or in writing or other tangible form. All in formation dis closed or revealed by Licensor to Licensee under this Agreement shall be deemed Confidential Information if (a) it is in written or other tangible form and has been marked “confidential”, (b) Licensee has been placed on notice, orally or in writing that such information is confidential, or (c) in view of the nature or character of the information, a reasonable person, under similar circumstances, would treat it as confidential.

1.3	“Control” shall mean (a) with respect to Patents, possession of the right to grant licenses and related rights of the scope to be granted to Licensee under this Agreement, and (b) with respect to everything else, possession of the rights to grant the licenses of the scope to be granted under this Agreement; in either case without violating the terms of any agreement or arrangement with a third party.

1.4	“Parents” means the INRP 083 Patents.

1.5	“Field” means p53 or MDA-7 gene therapy products for the prevention and treatment of human hyperproliferative diseases wherein the sole active therapeutic genes are the p53 and/or MDA-7 genes. As used herein, “gene therapy products” means products for the delivery of the p53 gene and/or the MDA-7 gene. It is understood that such p53 and/or MDA-7 gene therapy products may be utilized in combination with other therapies.

1.6	“Licensed Products” means any product with in the Field the manufacture, sale or use of which is covered by a patent or patent application within the Patents.

1.7	“Licensed Territory” shall mean the world.

1.8	“Licensor Products” means any drug products developed, manufactured or sold by Licensor, its Affiliates and its licensees the manufacture, sale or use of which is covered by a patent or patent application within the Patents and which are not Licensed Products.

1.9	“Sublicensee” means any non-Affiliate third party to whom Licensee grants the right to manufacture, use, market, sell and/or distribute Licensed Products.

Article 2: Grant and Scope of License

2.1	Subject to the terms of this Agreement, the MDA License, and the Introgen-IRI License, Licensor hereby grants to Licensee, and Licensee hereby accepts a worldwide, exclusive license under the Patents to develop, make and have made, use, offer for sale, sell, import and otherwise distribute Licensed Products.

2.2	Any obligations imposed upon Licensor’s sublicensees, or that are required to be included herein pursuant to the MDA License or the Introgen-IRI License, shall be deemed incorporated herein as if fully stated herein, and Licensee shall fully comply and ensure that all of its Sublicensees comply, with all such obligations.

2.3	Licensee may grant and authorize sublicenses under the rights and licenses granted by Licensor to Licensee under Section 2.1 provided that (i) any such sublicense shall be subject in all respects to the terms of the MDA License and the Introgen-IRI License, and (ii) Licensee provides prior written notice to Licensor of its intent to enter in to any such sub license and such sublicensee agrees in writing to be bound by the terms and provisions of this Agreement where applicable, including Section 2.2 above and Section 7.5 below. Licensee shall provide copies of all such sublicense agreements to Licensor promptly upon execution.

2.4	Licensee shall at all times use commercially reasonable efforts, directly or through Sublicensees, to market, distribute, sell, lease and license Licensed Products throughout the Licensed Territory.

2.5	The rights and licenses granted by Licensor to Licensee under Section 2.1 are exclusive solely with respect to the Licensed Products within the Field; provided that to the extent Licensor’s Control of any Patents does not include the right of Licensor to grant such exclusivity to Licensee, Licensee shall not have such exclusivity under this Agreement.

2.6	Licensee hereby acknowledges and agrees that, except as specifically provided in this Article 2, Licensee shall acquire no rights whatsoever with respect to any intellectual property rights of Licensor; and, for avoidance of doubt, Licensee shall acquire no rights whatsoever outside the Field. No right or license is granted to Licensee other than those expressly provided herein; and no license shall be deemed granted to Licensee by implication, estoppel or otherwise, even if such a license would be necessary to exercise the rights granted herein.

Article 3: Licensee’s Responsibilities

3.1	Licensee shall submit to Licensor quarterly reports of the activities of Licensee, its Affiliates and Sublicensees under this Agreement. Each such quarterly report shall be submitted to Licensor within twenty (20) days after the close of the calendar quarter to which it corresponds, and shall include at least such information as will allow Licensor to calculate the amount owing to Introgen and/or MDA under the Introgen-IRI License and MDA License on account of such activities, as well as Licensee’s calculation of such amounts. Payment of such amounts shall be tendered by Licensee pursuant to the terms of Article 5 concurrently with the submission of such reports.

3.2

During the term of this Agreement and for one year thereafter, Licensee will keep complete and accurate records of its, its Affiliates and its Sublicensees sales, net sales and all other matters sufficient to enable the royalties and other payments due here under to be determined not more than quarte rly. Upon reasonable notice from Licensor, Introgen or BOARD, Licensee shall permit Licensor’s, Introgen’s, and/or BOARD’s representatives, during normal business hours, to inspect Licensee’s facilities, and to review Licensee’s books and records, in order to permit any of them to confirm Licensee’s compliance with its obligations under this Agreement. Without limiting Article 5 below, if, as a result of such audit, it is established that additional amounts were owed by the Licensee for the audited period, Licensee shall pay such additional amounts within thirty (30) days after the date such discrepancy is established, as well as the costs of such audit and any additional amounts due under the MDA License or Introgen-IRI License as a result of such discrepancy.

Article 4: Notification of Default Under MDA License

In the event of Licensor’s default, uncured, of the MDA License, as amended, or the Introgen-IRI License, Licensor shall provide Licensee with prompt notice of such uncured default so as to enable Licensee to undertake any necessary actions required under Section 14.4 of the MDA License or Section 9 of the Introgen-IRI License to ensure survival of Licensees rights under this Agreement.

Article 5: Consideration

As consideration for entering into this Agreement, Licensee agrees to pay to Licensor one-half (l /2) of all amounts invoiced to Licensor by MDA or its agents or legal counsel for services provided or expenses incurred prior to the Effective Date by M DA, its agents and legal counsel, with respect to prosecution and maintenance of the Patents, up to a maximum to be paid by Licensee of $15,000. Such payment(s) will be made within ten days after receipt by Licensee of each invoice. This payment is non-refundable and represents consideration for entering into this Agreement. In addition, in consideration for the rights and licenses granted to Licensee by Licensor under this Agreement, Licensee shall promptly pay to Licensor all amounts that become due under the MDA License or the Introgen-IRI License as a result of this Agreement or the sales, licensing, or other activities of Licensee, its Affiliates and Sublicensees, as and when such amounts become due.

Article 6: Confidential Information

6.1 Licensee here by acknowledges that all of the Confidential Information disclosed or revealed to Licensee hereunder is disclosed solely to permit Licensee to exercise its right s and perform its obligations under this Agreement. Licensee shall not use any of the Confidential Information for any other purpose, and shall not disclose or reveal any of the Confidential Information to any third party, without the prior written authorization of Licensor, which licensor may withhold in its sole discretion; provided, however, that the prior written authorization of Licensor shall not be required for Licensee to disclose Confidential Information to those of Licensee’s employees, suppliers and subcontractors that (a) require access to the Confidential Information in order to permit Licensee to exercise its rights and perform its obligations hereunder, and (b) have executed a nondisclosure agreement, in a form reasonably satisfactory to Licensor, which effectively prohibits the unauthorized use or disclosure of the Confidential Information.

6.2 Licensee shall implement all reasonable security measures, and shall take all reasonable actions, including. but not limited to, the initiation and prosecution of legal or administrative actions, to prevent the unauthorized use, appropriation or disclosure of any Confidential Information by any of Licensee’s employees, suppliers or subcontractors.

6.3 Licensee’s obligations under Sections 6.1 and 6.2 hereof shall not apply to the extent that any of the Confidential Information:

(a)	passes into the public domain through no fault of the Licensee;

(b)	is disclosed to Licensee by a third party that is under no duty of nondisclosure with respect to the Confidential Information;

(c)	was known to Licensee prior to disclosure by Licensor, or is independently developed by Licensee without reference to any of the Confidential Information; or

(d)	is required to be disclosed under any applicable law, regulation or governmental order of any country within the Licensed Territory; provided that Licensee shall furnish written notice to Licensor of such disclosure requirement prior to dis closing any of the Confidential Information, so that Licensor can take appropriate action to protect the confidentiality, and prevent unauthorized use or appropriation of the Confidential Information.

6.4 Licensee’s obligations under this Article 6 shall survive the termination of this Agreement for any reason whatsoever.

Article 7: Intellectual Property Rights

7.1 P53 hereby grants to IRI a worldwide, irrevocable, assignable, fully paid-up license, with the right to grant and authorize sublicenses, with respect to P53 Improvements Controlled by P53 or its Affiliates, to make, have made, use, sell, offer for sale, and import such P53 Improvements in conjunction with the making, use, sale, offer for sale and importation of Grantback Products.

(a)	“Grantback Products” shall mean FUS1, 101F6, Gene 21 (NPRL2), Gene 26 (CACNA2D2), Luca 1 (HYAL1), Luca 2 (HYAL2), PL6, 123F2 (RaSSFI), SEM A3 and Beta* (BLU) genes, located and isolated at chromosome 3p2l.3 for gene therapy.

(b)

Licensee shall disclose to IRI upon request such P53 Improvements, and agrees to keep IRI informed upon request as to the prosecution and maintenance of any patents therein. As used herein, “P53 Improvements” means inventions, know-how, materials and other items made or developed between the Effective Date and the date that is five (5) years thereafter (such period, the “Improvements Period”) by or under authority of P53 or its Affiliates (including all patents, Joint Patents, and other intellectual property rights therein) comprising a pharmaceutically acceptable lipid formulation including cholesterol (including methods of manufacture or use of the same). The license to the P53 Improvements is limited to the Grantback Products as provided above and does not extend to use with any other product.

(c)	For purposes of clarity, P53 Improvements excludes any improvements (x) that were made prior to the Effective Date, or (y) that are acquired by P53 or its Affiliate from a non-Affiliate third party and neither P53 nor its Affiliate had rights with respect to such improvement at the time the improvement was made, or (z) to the extent such improvement was owned or Controlled by a non-Affiliate third party who acquires or merges with P53 prior to the time of such acquisition of or merger with P53. Furthermore, such license shall exclude p53 and MDA-7 gene therapy products within the Field. In the event that P53 Inc is acquired by or merges with a non-Affiliate third party with combined assets in excess of $25 million, the Improvements Period shall terminate upon the closing date of such acquisition or merger.

7.2 As between the Parties, IRI shall have the right, at its expense, to control the prosecution and maintenance of the Patents, using counsel of its choice. IRI shall: (i) keep P53 informed with respect to the prosecution and maintenance of the Patents; and (ii) consult with P53 in good faith regarding the prosecution and maintenance of the Patents. P53 shall reimburse IRI for two-thirds (2/3) of all ongoing costs of patent prosecution and maintenance of each Patent, including annuities and other government fees and payments to Introgen, MDA, the BOARD and/or others under the Introgen-IRI License and MDA License, and related fees and expenses of attorneys and other service providers. The ongoing costs of patent prosecution are limited to ex parte proceedings before the U.S. Patent Office and foreign patent offices. Ongoing maintenance is limited to the cost for maintenance fees and annuities. With respect to all inter partes proceedings involving the Patents other than enforcement of a Party’s patent rights (“inter partes Patent proceedings”), all costs and expenses incurred by Licensor with respect to in inter partes Patent proceedings will be borne by Licensor, except as provided in Section 7.3 below. Licensor shall have the right, but not the obligation to defend all inter partes Patent proceedings including, but not limited to state and federal court actions, reexaminations, interferences, oppositions, nullity proceedings and invalidation proceedings in any jurisdiction.

7.3 If IRI elects to discontinue prosecution and/or maintenance of any of the Patents or determines to abandon any Patents in a country, then it shall provide P53 with at least thirty (30) days written notice of such decision, or if less than thirty (30) days notice, as long as reasonably practicable, prior to the date that an abandonment or loss of right would become effective. In such event, P53 may, at its option and expense, continue the prosecution and/or maintenance of such Patent in such country, subject to IRI’s reasonable consent and to any applicable terms in the MDA License or the Introgen-IRI License. If IRI elects not to defend or to discontinue the defense of an inter partes Patent proceeding then it shall provide P53 with at least thirty (30) days written notice of such decision, or if less than thirty (30) days notice, as long as reasonably practicable, prior to the date a loss of right would become effective. In such event, P53 may, at its option and expense, continue the defense of the inter partes Patent proceeding, subject to IRI’s reasonable consent and to any applicable terms in the MDA License or the Introgen-IRI License.

7.4 In the event that either Party becomes aware of actual or threatened infringement or misappropriation of any of the Patents by the manufacture, sale, importation or use of a product within the Field (“Infringement”), that Party shall promptly notify the other Party in writing. IRI has the first right, but not the obligation, at its expense, to initiate infringement proceedings or take other appropriate actions against an Infringement in the Field. If IRI does not initiate proceedings or take other appropriate action against an Infringement in the Field within one hundred twenty (120) days of receipt of a request by P53 to do so, then P53 may, at its option and expense, initiate infringement proceedings with respect thereto or take other appropriate action against such Infringement, subject to IRI’s reasonable consent and to any applicable terms in the MDA License or the Introgen-IRI License. The Party conducting any such action shall have full control over the conduct of such action; provided, however, that the Party conducting such action may not settle any such action, or make any admissions or assert any position in such action, in a manner that would materially adversely affect the rights or interest of the other Party with respect to the Patents, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Any amounts recovered from third parties with respect to the Patents in such action or proceeding or any settlement thereof shall be applied as follows: The amount of the recovery with respect to an Infringement in the Field, net of any amount owed under the MDA License, shall be applied first to reimburse the expenses of the Party who controlled the action to enforce the Patents against such Infringement hereunder. In the event that P53 is the party controlling such action the remainder shall be belong to P53. In the event that IRI is the party controlling such action the remainder shall be shared twenty-five percent (25%) to IRI and seventy-five percent (75%) to P53. It is understood that the Pany who controlled the action will be responsible for payment of any amounts owed to MDA under the MDA License with respect to the recovery. The Parties shall keep one another in formed of the status of their respective activities regarding any litigation or settlement thereof concerning an Infringement in the Field and shall assist one another and cooperate in any such litigation at the other’s reasonable request.

7.5 Licensee, its Affiliates and Sublicensees shall defend, indemnify and hold harmless Licensor against any and all claims, suits, actions, proceedings, losses, damages, liabilities, costs and expenses arising from, or attributable to, any development, sale or use of the Licensed Products by Licensee, its Affiliates and all Sublicensees, including those that result from any breach or asserted breach of the MDA License or the Introgen-IRI License caused by or resulting from the activities of Licensee, its Affiliates and Sublicensees. Licensee’s indemnity obligation, as set forth in this Section 7.5, shall be subject to the following conditions: (a) Licensor shall provide Licensee with timely written notice of any and all claims that are within the scope of Licensee’s indemnity hereunder; (b) Licensee shall have the right to participate in, and to the extent the Licensee so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties, provided however that Licensor shall have the right to retain its own counsel, at Licensor’s expense, if representation of Licensor by the counsel retained by Licensee would be inappropriate due to actual or potential differing interests between Licensor and any other Party represented by such counsel in such proceeding; and (c) Licensor shall furnish Licensee, at Licensee’s expense, with such assistance as Licensee shall reasonably request in connection with the defense, settlement and/or discharge of any and all such claims.

Licensor, its Affiliates and non-P53 sublicensees shall defend, indemnify and hold harmless Licensee against any and all claims, suits, actions, proceedings, losses, damages, liabilities, costs and expenses arising from, or attributable to, any development, sale or use of Licensor Products by Licensor, its Affiliates and non-P53 sublicensees, including those that result from any breach or asserted breach of the MDA License or the Introgen-IRI License caused by or resulting from the activities of Licensor, its Affiliates and non-P53 sublicensees. Licensor’s indemnity obligation, as set forth in this Section 7.5, shall be subject to the following conditions: (a) Licensee shall provide Licensor with timely written no tice of any and all claims that are within the scope of Licensor’s indemnity hereunder; (b) Licensor shall have the right to participate in, and to the extent the Licensor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties, provided however that Licensee shall have the right to retain its own counsel, at Licensee’ s expense, if representation of Licensee by the counsel retained by Licensor would be inappropriate due to actual or potential differing interests between Licensee and any other Party represented by such counsel in such proceeding; and (c) Licensee shall furnish Licensor, at Licensor’s expense, with such assistance as Licensor shall reasonably request in connection with the defense, settlement and/or discharge of any and all such claims.

Article 8: Disclaimer of Warranties

EXCEPT FOR REPRESENTATIONS EXPRESSLY MADE HEREIN, IR AND P53 EXPRESSLY DISCLAIM ANY WARRANTIES, REPRESENTATIONS OR CONDITIONS EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE PATENTS), INCLUDING ANY WARRANTY OF TITLE, MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Article 9: Term and Termination

9.1 This Agreement shall enter into effect on the Effective Date hereof, and shall remain in full force and effect until the expiration of the last issued patent, and the abandonment of all pending patent applications, the provisions of this Article 9.

9.2 If a Party hereto (the “breaching Party”) breaches any provision of this Agreement, the other Party hereto (the “non-breaching Party”) may give the breaching Party written notice of such breach or default and demand that such breach or default be cured immediately. If the breaching Party fails to cure such breach or default within thirty (30) days after the date of the non-breaching Party’s written notice hereunder, the non-breaching Party may terminate this Agreement, effective immediately upon giving written notice of termination to the breaching Party. Termination of this Agreement in accordance with this Section 9.2 shall not affect or impair the non-breaching Party’s right to pursue any legal remedy, including the right to recover damages for all harm suffered or incurred as a result of the breaching Party’s breach or default hereunder.

9.3 To the extent permitted by applicable law, Licensor s hall have the right to terminate this Agreement, effective immediately upon providing written notice of termination to the Licensee, if:

(a) Licensee goes into bankruptcy, voluntary or involuntary dissolution, is declared insolvent, makes an assignment for the benefit of creditors, or suffers the appointment of a receiver or trustee over all or substantially all of its assets or properties;

(b) Licensee breaches any of its obligations under Articles 6 or 7 of this Agreement; or

(c) Licensee, or any of its Affiliates or Sublicensees takes any legal action to challenge the validity or enforceability of a Patent.

9.4 Licensee shall further have the right to terminate this Agreement upon ninety (90) days written notice.

9.5 All sublicenses granted by Licensee to Sublicensees under this Agreement shall survive termination of this Agreement, provided that such Sublicensee promptly agrees in writing to be bound by all terms and conditions of this Agreement. Licensor shall transmit to MDA and BOARD a copy of this Agreement.

9.6 Immediately after the date of termination hereof, Licensee shall return to Licensor (or its designee) all copies of all documents and other materials that contain or embody any of the Confidential Information that are in the possession of Licensee as of the date of termination.

9.7 Within thirty (30) days after the date of termination of this Agreement, Licensee shall provide Licensor with the report provided for in Section 3.1 hereof for the quarter in which termination of this Agreement occurs, and shall concurrently tender all amounts payable by Licensee hereunder which have accrued, but which remain unpaid as of the date of termination.

9.8 Articles 5, 6, 8, 9, 10 and 11 and Sections 2.6, 3.2, 7.1 and 7.5 shall survive the expiration and any termination of this Agreement. For avoidance of doubt. termination of this Agreement and all sublicenses granted hereunder will terminate Licensees obligations to pay costs of patent prosecution and maintenance under Section 7.2 which arise after the date of termination of the last to terminate of this Agreement and all such sublicenses.

Article 10: Compliance with Applicable Laws

10.1 In the exercise of their respective rights and the performance of their respective obligations, each Party hereto shall comply with all applicable laws, regulations and governmental orders. Licensee shall, at its own expense, obtain, and maintain in full force and effect throughout the continuance of this Agreement, all licenses, permits, approvals and other governmental authorizations of all governmental departments and agencies within the Licensed Territory required under all applicable laws for the manufacture/production, marketing, distribution, sale, leasing, licensing and use of the Licensed Products within the Licensed Territory.

10.2 Without limiting the generality of Section 10.1 hereof, Licensee hereby acknowledges that the Licensed Products and Confidential Information may be subject to export controls under the laws and regulations of the United States, including the Export Administration Regulations, 15 C.F.R. Parts 730-774. In the exercise of its rights, and the performance of its obligations under this Agreement, Licensee shall comply strictly with all such United States export control laws and regulations applicable to the Licensed Products, the and Confidential Information, and shall not export, re-export, transfer, divert or disclose any such Licensed Products or Confidential Information, or any direct product thereof, to any destination prohibited by the United States export control laws and regulations, or to any national or resident thereof.

Article 11: General Provisions

11.1 Independent Contractors: In the exercise of their respective rights, and the performance of their respective obligations under this Agreement, the Parties are, and shall remain, independent contractors. Nothing in this Agreement shall be construed (a) to constitute the Parties as principal and agent, partners, joint venturers, or otherwise as participants in a joint undertaking, or (b) to authorize either Party to enter into any contract or other binding obligation on the part of the other Party hereto, and neither Party shall represent to any other person, firm, corporation or other entity that it is authorized to enter into any such contract or other obligation on behalf of the other Party hereto.

11.2 Assignment: Licensee may not assign this Agreement or any obligation hereunder without the prior written consent of Licensor, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Licensee may, without Licensor’s consent, assign this Agreement to an entity or person that:

(a)	as a result of statutory merger or consolidation succeeds to all legal rights of the Licensee;

(b)	acquires all or substantially all of the business or assets of Licensee; or

(c)	controls through stock purchase, transfer or assignment, more than 50% of the issued and outstanding shares of the Licensee; or

(d)	is a newly-formed Affiliate of Licensee resulting from the spin-off of all or part of the assets and/or stock of the Licensee.

Licensor shall have the right upon notice to Licensee to assign any of its rights and/or delegate the performance of any of its obligations under this Agreement.

11.3 Notices: All notices, reports and other communications between the Parties shall be sent by registered air mail, postage prepaid and return receipt requested, or by facsimile with a confirmation copy sent by registered air mail to the address set forth below each Party’s signature to this Agreement or to such other addresses as the Parties may designate by written notice from time to time. Each such notice, report, or other communication shall be effective upon receipt by the sender of confirmation of the delivery, or where no such confirmation is possible, when received.

11.4 Choice of Law and Forum: This Agreement, and any disputes arising out of or in connection with this Agreement, shall be governed by and construed in accordance with the laws of Texas, excluding its rules governing its conflicts of laws. The courts located within Texas shall have exclusive jurisdiction to adjudicate any disputes arising out of or in connection with this Agreement. Licensee specifically consents to the exercise of personal jurisdiction by such courts.

11.5 Headings: The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

11.6 Counterparts: This Agreement may be executed in several duplicates, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7 Third Party Technologies: The obligations of IRI and the rights of P53 under this Agreement shall be subject to, and limited by, any agreements pursuant to which IRI acquired or licensed the intellectual property rights being licensed to P53 hereunder, including the MDA License and the Introgen-IRI License.

11.8 Waivers: The failure by either Party to assert any of its rights hereunder, including, but not limited to. the right to terminate this Agreement due to a breach or default by the other Party hereto, shall not be deemed to constitute a waiver by that Party of its right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

11.9 Entire Agreement and Amendments: This Agreement, together with the Schedules attached hereto, constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior agreements, understandings and communications between the Parties with respect to the subject matter hereof. No modification or amendment to this Agreement shall be binding upon the Parties unless in writing and executed by the duly authorized representative of each of the Parties.

11.10 Severability: In the event that any provision hereof is found invalid or unenforceable pursuant to a final judicial decree or decision, the remainder of this Agreement will remain valid and enforceable according to its terms. In the event of such partial invalidity, the Parties shall seek in good faith to agree on replacing any such legally invalid provisions with provisions which, in effect, will most nearly and fairly effect the original intent of the Parties with respect to the invalid provisions. In the event that either Party asserts that a term or provision hereof is illegal or unenforceable, the other Party shall have the right to terminate this Agreement upon thirty (30) days notice, unless the asserting Party revokes and fully remedies such assertion within such thirty-day period.

11.11 Pre-Condition to Effectiveness: This Agreement shall not become effective unless and until an order has been entered by the United States Bankruptcy Court for the Western District of Texas on the form attached as Schedule 11.11 hereto, or on another form that is agreed by the Parties in writing or on the Court record in open court by the parties hereto, and such order has become final and non-appealable. The parties agree that they will use their best efforts to cause such order to be entered by the Count. Upon such order becoming final, this Agreement will be effective as of the Effec tive Date.

Article 12: Agreement to Amend MDA License

Licensor and Licensee agree to each use their best efforts to work together and with BOARD and MDA to amend the MDA License as soon as possible after the Effective Date so as to provide for two separate licenses, one between BOARD and MDA and P53 granting P53 a license to the P53 MDA Intellectual Property (as such term is defined in the form of order attached as Schedule 11.11), and one between BOARD and MDA and MDACC and IRI granting IRI a license to the FUSI MDA Intellectual Property (as such term is defined in the form of order attached as Schedule 11.11), both on terms substantially similar to those contained in the MDA License.

[SIGNATURE PAGE FOLLOW]

The Parties have caused this Amendment to enter into effect as of the Effective Date hereof, by causing such Agreement to be executed by their respective duly authorized representatives, subject to the condition of Section 11.11.

LICENSOR INTROGEN RESEARCH INSTITUTE, INC.		LICENSEE P53, INC.

By:	/s/ RODNEY VARNER	By:	/s/ ROBERT E. SOBOL
Name:	Rodney Varner	Name:	Robert E. Sobol
Title:	President	Title:	President and CEO
Date:	February 26, 2010	Date:	Febraury 26, 2010

Address for Notices:		Address for Notices:

Introgen Research Institute, Inc. c/o Rodney Varner 9015 Mountain Ridge Drive Suite 250 Austin, Texas 78759		P53, Inc. P.O. Box 15744 Rancho Santa Fe, CA 92067